Valassis Announces Full-Year 2011 Financial Guidance

Expects Annual Mid-Single-Digit Revenue Growth and Double-Digit Earnings Per Share Growth

LIVONIA, Mich., Dec. 15, 2010 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI) today provided financial guidance for 2011, expecting full-year diluted earnings per share (EPS) of $2.76 and a revenue increase in the mid-single digits from 2010. We expect diluted cash EPS* of $3.71 and adjusted EBITDA* of approximately $355.0 million for 2011. We believe diluted EPS and diluted cash EPS* are the most relevant performance measures for our business, and we are calculating these based on an estimated 53.1 million in fully diluted shares outstanding as of Dec. 31, 2010. Our full-year 2011 guidance excludes the effect of any potential stock repurchases during 2011. We expect 2011 capital expenditures of approximately $30 million to be used primarily for technology and new business initiatives.

"Our 2011 guidance is consistent with our long-term plan to deliver annual mid-single-digit revenue growth and double-digit EPS growth," said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.  "We believe consumer demand for value, along with marketers' demand for measurable media results, creates an environment for the sustainable, profitable growth of our products."

Our 2011 guidance takes into consideration the following assumptions:

  We expect mid-single-digit growth in U.S. advertising spend for 2011.

  Pre-Easter is historically a strong promotional period. In 2010, Easter fell on the first Sunday of April where the majority of pre-promotion revenue was recognized in the first quarter.  In 2011, Easter will fall on the fourth Sunday in April pushing the majority of pre-promotion revenue to the second quarter.

  In 2011, we expect an increase in Shared Mail pieces per package and a flat-to-slight decrease in year-over-year packages compared to 2010.

  The current environment suggests the likelihood of an inflationary increase in postal rates in May 2011.  We expect to pass any potential increase on to clients per our Shared Mail contracts. Since postage is on average approximately 50% of Shared Mail revenue, for every potential 1% increase in postage, our clients will receive a 0.5% increase.

  We expect the contracted distribution of News America's SmartSource Cooperative Free-standing Insert (FSI) to begin running in our RedPlum Shared Mail package in January 2011.

  Our 2011 Cooperative FSI schedule will have 42 publication dates, flat compared to 2010:

Quarter	2011 Insert Dates	2010 Insert Dates
First Quarter	13	12
Second Quarter	10	10
Third Quarter	10	10
Fourth Quarter	9	10
Total Year	42	42

  Incremental revenue gains from our In-Store and Digital businesses are expected to be approximately $40 million compared to 2010.  We expect the incremental revenue for In-Store to be skewed toward the back half of 2011.

  Although our full-year 2011 guidance does not give effect to any stock repurchases, we intend to spend the majority of our 2011 basket for stock repurchases under our Stock Repurchase Program reinstated in May 2010. Our 2011 stock repurchases will be limited by the agreements governing our indebtedness. As a result of these limitations, we currently do not intend on effecting any stock repurchases until after we file our Annual Report on Form 10-K. In addition, our credit agreement stock repurchase basket is calculated in part at 50% of 2010's net earnings. Assuming the estimated full-year 2010 net earnings in our 2010 adjusted EBITDA reconciliation, our 2011 basket could be approximately $193 million. The stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

  We expect a mid-to-high-single-digit increase in paper prices for 2011.

  A low-single-digit increase in Selling, General and Administrative costs is expected in 2011 compared to 2010, excluding non-cash stock-based compensation expense in 2010 and 2011. In addition, 2011 non-cash stock-based compensation expense is expected to be approximately $17 million based on our current stock price and fair value assumptions and anticipated 2011 equity compensation grants.

2010 Guidance:

Based on our current results and outlook, we reiterate our full-year 2010 guidance as follows: we plan to meet or exceed our guidance for adjusted EBITDA* of $320 million.  We expect 2010 diluted cash EPS* to be approximately $3.20 and full-year 2010 capital expenditures to be approximately $25 million.

Diluted EPS and diluted cash EPS* for 2010 are based on an estimated 52.1 million in weighted average fully diluted shares outstanding.

Conference Call Information

We will hold an investor call today to discuss our 2011 financial guidance at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4392562). The call will be simulcast on our website at http://www.valassis.com and a telephonic replay of the call will be available through Dec. 25, 2010 at (800) 406-7325, pass code 4392562. This press release, webcast and a transcript of the conference call will be archived on our website under "Investor."

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on retirement of debt, depreciation, amortization, stock-based compensation expense, non-recurring restructuring and severance costs and News America litigation settlement cash proceeds, net of related payments.  We define diluted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense and loss on retirement of debt, net of tax, less capital expenditures and News America litigation settlement cash proceeds, net of tax and related payments, divided by weighted diluted shares outstanding.  Adjusted EBITDA and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies.  Accordingly, management believes that adjusted EBITDA and diluted cash EPS may be useful in assessing our operating performance and our ability to meet our debt service requirements.  In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation.  Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures.  Additionally, because of management's focus on generating shareholder value, of which profitability is a primary driver, management believes diluted cash EPS, as defined above, provides an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

  adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;
  adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;
  adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
  adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
  adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
  other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally.  Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliations of Full-year 2010 and 2011 Adjusted EBITDA Guidance to Full-year 2010 and 2011 Net Earnings Guidance (1):
	Full-year 2010 Guidance ($ in millions)	Full-year 2011 Guidance ($ in millions)
Net Earnings	$386.2	$146.5
plus: Interest expense, net	64.5	39.4
Income taxes	246.9	91.8
Depreciation and amortization	61.5	63.7
Loss on debt retirement	23.9	-
less: Other non-cash income	(5.3)	(3.4)
Litigation settlement proceeds, net of related payments	(490.1)	-

EBITDA	$287.6	$338.0

plus: Stock-based compensation expense	32.4	17.0
Adjusted EBITDA	$320.0	$355.0

(1)Due to the forward-looking nature of adjusted EBITDA, information to reconcile adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliations of Full-year 2010 and 2011 Diluted Cash EPS Guidance to Full-year 2010 and 2011 Diluted EPS Guidance:
	Full-year 2010 Guidance	Full-year 2011 Guidance
Net Earnings (in millions)	$386.2	$146.5
Diluted EPS	$7.41	$2.76

plus effect of:
Depreciation	0.94	0.95
Amortization	0.24	0.25
Stock-based compensation expense	0.62	0.32
Loss on debt retirement, net of tax	0.28	--

less effect of:
Capital expenditures	(0.48)	(0.57)
Litigation settlement proceeds, net of tax and related payments	(5.81)	--
Diluted Cash EPS	$3.20	$3.71
Shares Outstanding (in thousands) (2)	52,100	53,100

(2) Shares outstanding for 2010 represents the estimated weighted average fully diluted shares for the year. Shares outstanding for 2011 is based on an estimated 53.1 million in fully diluted shares as of Dec. 31, 2010 and does not include the effect of any share repurchases, option exercises or changes in dilution caused by movement in the stock price.

About Valassis

Valassis is one of the nation's leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America's Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients' promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be req uired to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, in cluding our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Mary Broaddus, Valassis, +1-734-591-7375, broaddusm@valassis.com